SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                                BLOCKBUSTER, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Class A Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    93679108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_| Rule 13d-1 (b)
      |X| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 93679108                SCHEDULE 13G                Page 2 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Dimensional Partners, L.P.
      I.R.S. #13-5514352
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           702,000, but 2,600,000, if considered together with
   OWNED BY             Dimensional Partners, L.P.
     EACH         --------------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
    PERSON
     WITH               None
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        702,000, but 2,600,000, if considered together with Dimensional Partners, L.P.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      702,000, but 2,600,000, if considered together with
      Dimensional Partners, L.P.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.3%, but 8.4% if considered together with Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 93679108                SCHEDULE 13G                Page 3 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      JDS Asset Management, LLC
      I.R.S. #13-4053441
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           702,000, but 2,600,000, if considered together with
   OWNED BY             Dimensional Partners, Ltd.
     EACH         --------------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
    PERSON
     WITH               None
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        702,000, but 2,600,000, if considered together with Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      702,000, but 2,600,000, if considered together with
      Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.3%, but 8.4% if considered together with Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 93679108                SCHEDULE 13G                Page 4 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Dimensional Partners, Ltd.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           1,898,000, but 2,600,000, if considered together with
   OWNED BY             Dimensional Partners, L.P.
     EACH         --------------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
    PERSON
     WITH               None
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,898,000, but 2,600,000, if considered together with Dimensional Partners, L.P.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,898,000, but 2,600,000, if considered together with
      Dimensional Partners, L.P.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.1%, but 8.4% if considered together with Dimensional Partners, L.P.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 93679108                SCHEDULE 13G                Page 5 of 16 Pages
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS.
      S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      JDS Capital Management, Inc.
      I.R.S #13-3918633
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           1,898,000, but 2,600,000, if considered together with
   OWNED BY             Dimensional Partners, L.P.
     EACH         --------------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
    PERSON
     WITH               None
                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,898,000, but 2,600,000, if considered together with Dimensional Partners, L.P.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,898,000, but 2,600,000, if considered together with
      Dimensional Partners, L.P.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.1%, but 8.4% if considered together with Dimensional Partners, L.P.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 93679108                SCHEDULE 13G                Page 6 of 16 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Joseph D. Samberg
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        None
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           2,600,000
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              None
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,600,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,600,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This Schedule 13G/A is filed by (i) Dimensional Partners, L.P., a Delaware limited partnership ("Dimensional I"), (ii) the general partner of Dimensional I, JDS Asset Management, LLC, a Delaware limited liability company ("JDSAM"), (iii) Dimensional Partners, Ltd., a Cayman Islands corporation ("Dimensional II"), (iv) the investment manager and subadvisor of Dimensional II, JDS Capital Management, Inc., a Delaware corporation ("JDSCM"), and (v) Joseph D. Samberg, the Managing Member of JDSAM and the President of JDSCM ("Samberg").

Item 1(a) Name of Issuer

      Blockbuster, Inc.

Item 1(b) Address of Issuer's Principal Executive Office

      1201 Elm Street, Dallas, Texas 75270

Item 2(a) Name of Person Filing

      Dimensional Partners, L.P.
      JDS Asset Management, LLC
      Dimensional Partners, Ltd.
      JDS Capital Management, Inc.
      Joseph D. Samberg

Item 2(b) Address of Principal Business Office

      Address of principal business office of each of Dimensional I, JDSAM, JDSCM and Samberg is: 780 Third Avenue, 45th Floor, New York, NY 10017.

      Address of principal business office of Dimensional II is: Corporate Center, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands.

Item 2(c) Citizenship

      Dimensional I is a Delaware limited partnership; JDSAM is a Delaware limited liability company, Dimensional II is a Cayman Islands corporation, JDSCM is a Delaware corporation, and Samberg is a citizen of the United States.

Item 2(d) Title of Class of Securities

      Class A Common Stock, par value $0.01 per share

Item 2(e) CUSIP Number

      93679108

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13-2(b) or (c), check whether the person filing is a:

      (a)   |_| Broker of Dealer registered under Section 15 of the Act

      (b)   |_| Bank as defined in Section 3(a)(6) of the Act

      (c)   |_| Insurance company as defined in Section 3(a)(19) of the Act

      (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940

      (e)   |_| An Investment Adviser in accordance with 13-1(b)(1)(ii)(E)

      (f) |_| An Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F)

      (g) |_| A Parent Holding Company or Control Person in accordance with 13d-1(b)(1)(ii)(G)

      (h) |_| A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

      (i) |_| A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act of 1940

      (j)   |_| Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4 Ownership

Item 4(a) Amount Beneficially Owned:

As of December 31, 2000, Dimensional I beneficially owns 702,000 shares of Class A Common Stock; Dimensional II beneficially owns 1,898,000 such shares; JDSAM, as the general partner of Dimensional I, is deemed to beneficially own 702,000 such shares; JDSCM, as the investment manager and subadvisor of Dimensional II, is deemed to beneficially own 1,898,000 such shares; and Samberg, as the Managing Member of JDSAM and the President of JDSCM, is deemed to beneficially own 2,600,000 such shares.

Item 4(b) Percent of Class

As of December 31, 2000, Dimensional I beneficially owns 2.3% of the total outstanding shares of Class A Common Stock; Dimensional II beneficially owns 6.1% of such shares of Class A Common Stock; JDSAM, in its aforesaid capacity, is deemed to beneficially own 2.3% of such shares; JDSCM, in its aforesaid capacities, is deemed to beneficially own 6.1% of such shares; and Samberg, in his aforesaid capacities, is deemed to beneficially own 8.4% of such shares. In the aggregate, Dimensional I and Dimensional II beneficially own 2,600,000 such shares.

Item 4(c) Number of Shares as to which each person filing has:

      i.    Sole power to vote or to direct the vote: 0
      ii. Shared power to vote or to direct the vote: 702,000 (Dimensional I, JDSAM); 1,898,000 (Dimensional II, JDSCM); 2,600,000 (Samberg)
      iii.  Sole power to dispose or to direct the disposition of: 0
      iv. Shared power to dispose or to direct the disposition of: 702,000 (Dimensional I, JDSAM); 1,898,000 (Dimensional II, JDSCM); 2,600,000 (Samberg)

Item 5 Ownership of Five Percent or Less of a Class

      Not applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person

      Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding

      Not applicable

Item 8 Identification and Classification of Members of the Group

      Not applicable

Item 9 Notice of Dissolution of Group

      Not applicable

Item 10 Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 26, 2001

                                        DIMENSIONAL PARTNERS, LTD.

                                           By: JDS Capital Management, Inc.,
                                           its investment manager and subadvisor


                                           By: /s/ Joseph D. Samberg
                                             -----------------------------------
                                             Name: Joseph D. Samberg
                                             Title: President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 26, 2001

                                        DIMENSIONAL PARTNERS, L.P.

                                          By: JDS Asset Management, LLC,
                                          its general partner


                                          By: /s/ Joseph D. Samberg
                                            ------------------------------------
                                             Name: Joseph D. Samberg
                                             Title: Managing Member

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 26, 2001

                                        JDS ASSET MANAGEMENT, LLC


                                        By: /s/ Joseph D. Samberg
                                          --------------------------------------
                                          Name: Joseph D. Samberg
                                          Title: Managing Member

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 26, 2001

                                        JDS CAPITAL MANAGEMENT, INC.


                                        By: /s/ Joseph D. Samberg
                                          --------------------------------------
                                          Name: Joseph D. Samberg
                                          Title: President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 26, 2001


                                        /s/ Joseph D. Samberg
                                        ----------------------------------------
                                        Joseph D. Samberg

                             JOINT FILING AGREEMENT

      The undersigned parties hereby agree that the Schedule 13G filed herewith relating to the Common Stock of Blockbuster, Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Date: January 26, 2001

                                        DIMENSIONAL PARTNERS, LTD.

                                          By: JDS Capital Management, Inc.,
                                          its investment manager and subadvisor

                                          By: /s/ Joseph D. Samberg
                                            ------------------------------------
                                            Name: Joseph D. Samberg
                                            Title: President


                                        DIMENSIONAL PARTNERS, L.P.

                                          By: JDS Asset Management, LLC,
                                          its general partner

                                          By: /s/ Joseph D. Samberg
                                            ------------------------------------
                                            Name: Joseph D. Samberg
                                            Title: Managing Member


                                        JDS ASSET MANAGEMENT, LLC

                                          By: /s/ Joseph D. Samberg
                                            ------------------------------------
                                            Name: Joseph D. Samberg
                                            Title: Managing Member


                                        JDS CAPITAL MANAGEMENT, INC.

                                        By: /s/ Joseph D. Samberg
                                          --------------------------------------
                                          Name: Joseph D. Samberg
                                          Title: President

                                          /s/ Joseph D. Samberg
                                          --------------------------------------
                                          Joseph D. Samberg